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                                    EXHIBIT 1


     Pursuant to Rule 13D-1(k)(1), Jane R. McGinley, individually and as Co-Trustee of the William J. McGinley Marital Trust No. 1 and the William J. McGinley Marital Trust No. 2, Raymond J. Roberts, Robert R. McGinley, Margaret
J. McGinley and James W. McGinley agree that this Schedule is filed on behalf of each of them.